Spark Energy, Inc. Reports Record Second Quarter 2016 Financial Results and Increases 2016 Adjusted EBITDA Guidance
HOUSTON, August 10, 2016 - Spark Energy, Inc. (NASDAQ: SPKE), a Delaware corporation ("Spark"), today reported financial results for the quarter ended June 30, 2016.
Highlights

•	Earned $11.5 million in Adjusted EBITDA, $29.1 million in Retail Gross Margin and $10.7 million in Net Income for the quarter ended June 30, 2016

•	Increased 2016 full year Adjusted EBITDA guidance range to $75 million - $82 million, an increase of 71% at the midpoint versus prior guidance

•	Invested $2.8 million in organic customer acquisitions, while reducing attrition to 4.0%

•	Reported consistently strong unit margins across both retail natural gas and electricity segments

•	Closed the acquisition of the Provider Power companies on August 1

•	Declared second quarter dividend of $0.3625 per share of Class A common stock payable on September 13, 2016

For the second quarter of 2016, Spark reported Adjusted EBITDA of $11.5 million, Retail Gross Margin of $29.1 million and Net Income of $10.7 million, each of which represents record financial results for the second quarter. This compares to Adjusted EBITDA of $5.4 million, Retail Gross Margin of $24.7 million and Net Income of $4.0 million for the second quarter of 2015, representing increases of 111%, 18%, and 166%, respectively.
“We are very pleased with our second quarter results,” said Nathan Kroeker, Spark Energy’s President and Chief Executive Officer. “Once again, we achieved solid margins in both our retail electricity and retail natural gas segments while reducing our rate of customer attrition.
“As previously announced, we closed on the Provider Power (“Provider”) acquisition last week and we are happy to welcome the Provider companies into the Spark family. In addition, we expect to close on the acquisition of the Major Companies in the coming weeks. These transactions demonstrate that we continue to execute on our strategy to grow aggressively through impactful acquisitions that increase our customer base along with organic customer additions.”
Acquisition of Provider Power
On August 1, 2016, Spark announced that it completed its acquisition of Provider. The Provider acquisition delivered 121,000 RCEs, primarily in Maine and New Hampshire, two states new to Spark, and adds nine new utilities to Spark’s geographic footprint creating new opportunities for organic customer acquisitions.
Update on Major Energy
On May 4, 2016, Spark announced that Spark and National Gas & Electric, LLC (“NGE”), an affiliate, entered into a purchase and sale agreement for the acquisition of Major Energy, a retail energy business with approximately 210,000 RCEs. Spark expects this transaction to be completed later in the third quarter.
Major Energy serves electricity and natural gas customers in eight states and will add fifteen new utilities to Spark’s footprint when the acquisition closes. Spark intends to leverage the Major management team’s retail energy expertise and knowledge to further enhance the already highly efficient and profitable business model that they have built.
2016 Financial Guidance
Spark’s financial results have continued to exceed expectations. With the closing of Provider and the anticipated close of Major Energy, the Company is increasing its 2016 Adjusted EBITDA guidance range from $44.0 million - $48.0 million to $75.0 million - $82.0 million, an increase of 71% versus the midpoint of our guidance.
Summary Second Quarter 2016 Financial Results
For the quarter ended June 30, 2016, Spark reported Adjusted EBITDA of $11.5 million compared to Adjusted EBITDA of $5.4 million for the quarter ended June 30, 2015. This increase of $6.1 million is primarily attributable to increased Retail Gross Margin in our electricity and natural gas segments and decreased customer acquisition costs, as well as approximately $1.2 million in year-over-year savings as a result of the master services agreement with our affiliate, Retailco Services, LLC. This is partially offset by increased general and administrative expenses due to our increased RCE count following our Oasis and CenStar acquisitions in the third quarter of last year.
For the quarter ended June 30, 2016, Spark reported Retail Gross Margin of $29.1 million compared to Retail Gross Margin of $24.7 million for the quarter ended June 30, 2015. This increase of $4.4 million is primarily attributable to expanded natural gas unit margins and increased retail electricity and natural gas volumes. Favorable supply costs across several of our markets were a key driver of these elevated unit margins in the second quarter.
Net income for the quarter ended June 30, 2016 was $10.7 million compared to net income of $4.0 million for the quarter ended June 30, 2015. Earnings per share (EPS) variance analysis is not included, as management does not view EPS as a meaningful metric given the unpredictability of the unrealized gains and losses on the hedge portfolio, as well as other non-cash items including non-cash compensation and amortization of customer acquisition costs and customer relationships in excess of current period customer acquisition costs.
Liquidity and Capital Resources

(In thousands)	June 30, 2016
Cash and cash equivalents	$7,262
Senior Credit Facility Working Capital Line Availability (1)	65,265
Senior Credit Facility Acquisition Line Availability (2)	7,755
Total Liquidity	$80,282
(1) Subject to Senior Credit Facility borrowing base restrictions. See “—Cash Flows—Senior Credit Facility.”
(2) Subject to Senior Credit Facility covenant restrictions. See “—Cash Flows—Senior Credit Facility.”

Conference Call and Webcast
Spark will host a conference call to discuss second quarter 2016 results on Thursday, August 11, 2016 at 10:00 AM Central Time (11:00 AM Eastern).

A live webcast of the conference call can be accessed from the Events & Presentations page of the Spark Energy Investor Relations website at http://ir.sparkenergy.com/events.cfm. An archived replay of the webcast will be available for twelve months following the live presentation.
About Spark Energy, Inc.
Spark Energy, Inc. is an established and growing independent retail energy services company founded in 1999 that provides residential and commercial customers in competitive markets across the United States with an alternative choice for their natural gas and electricity. Headquartered in Houston, Texas, Spark currently operates in 18 states and serves 75 utility territories. Spark offers its customers a variety of product and service choices, including stable and predictable energy costs and green product alternatives.
Cautionary Note Regarding Forward-Looking Statements
This earnings release contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. These statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), can be identified by the use of forward-looking terminology including “may,” “should,” “likely,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project,” or other similar words. All statements, other than statements of historical fact included in this release, regarding strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans, objectives and beliefs of management are forward-looking statements. Forward-looking statements appear in a number of places in this release and may include statements about business strategy and prospects for growth, customer acquisition costs, ability to pay cash dividends, cash flow generation and liquidity, availability of terms of capital, competition and government regulation and general economic conditions. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove correct.
The forward-looking statements in this report are subject to risks and uncertainties. Important factors which could cause actual results to materially differ from those projected in the forward-looking statements include, but are not limited to:

•	changes in commodity prices,

•	extreme and unpredictable weather conditions,

•	the sufficiency of risk management and hedging policies,

•	customer concentration,

•	federal, state and local regulation,

•	key license retention,

•	increased regulatory scrutiny and compliance costs,

•	our ability to borrow funds and access credit markets,

•	restrictions in our debt agreements and collateral requirements,

•	credit risk with respect to suppliers and customers,

•	level of indebtedness,

•	changes in costs to acquire customers,

•	actual customer attrition rates,

•	actual bad debt expense in non-POR markets,

•	accuracy of internal billing systems,

•	ability to successfully navigate entry into new markets,

•	whether our majority stockholder or its affiliates offers us acquisition opportunities on terms that are commercially acceptable to us,

•	competition, and

•	other factors discussed in “Risk Factors” in our Form 10-K for the year ended December 31, 2015 and in our other public filings and press releases.

You should review the risk factors and other factors noted throughout or incorporated by reference in this press release that could cause our actual results to differ materially from those contained in any forward-looking statement. All forward-looking statements speak only as of the date of this release. Unless required by law, we disclaim any obligation to publicly update or revise these statements whether as a result of new information, future events or otherwise. It is not possible for us to predict all risks, nor can we assess the impact of all factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SPARK ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2016 AND DECEMBER 31, 2015
(in thousands)
(unaudited)

	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$7,262	$4,474
Accounts receivable, net of allowance for doubtful accounts of $2.0 million and $1.9 million as of June 30, 2016 and December 31, 2015	42,677	59,936
Accounts receivable—affiliates	1,009	1,840
Inventory	1,827	3,665
Fair value of derivative assets	2,705	605
Customer acquisition costs, net	11,857	13,389
Customer relationships, net	4,964	6,627
Prepaid assets (1)	1,699	700
Deposits	3,565	7,421
Other current assets	4,763	4,023
Total current assets	82,328	102,680
Property and equipment, net	5,035	4,476
Fair value of derivative assets	439	—
Customer acquisition costs, net	2,436	3,808
Customer relationships, net	4,418	6,802
Non-current deferred tax assets	52,460	23,380
Goodwill	18,379	18,379
Other assets	2,567	2,709
Total assets	$168,062	$162,234
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$22,257	$29,732
Accounts payable—affiliates	1,990	1,962
Accrued liabilities	14,368	12,245
Fair value of derivative liabilities	1,929	10,620
Current portion of Senior Credit Facility	5,306	27,806
Current payable pursuant to tax receivable agreement—affiliates	1,407	—
Other current liabilities	2,308	1,823
Total current liabilities	49,565	84,188
Long-term liabilities:
Fair value of derivative liabilities	458	618
Long-term payable pursuant to tax receivable agreement—affiliates	46,768	20,713
Long-term portion of Senior Credit Facility	11,939	14,592
Non-current deferred tax liability	—	853
Convertible subordinated notes to affiliate	6,502	6,339
Other long-term liabilities	—	1,612
Total liabilities	115,232	128,915
Commitments and contingencies (Note 10)
Stockholders' equity:
Common Stock:
Class A common stock, par value $0.01 per share, 120,000,000 shares authorized, 6,470,128 issued and outstanding at June 30, 2016 and 3,118,623 issued and outstanding at December 31, 2015	65	31
Class B common stock, par value $0.01 per share, 60,000,000 shares authorized, 7,525,000 issued and outstanding at June 30, 2016 and 10,750,000 issued and outstanding at December 31, 2015	76	108
Preferred Stock:
Preferred stock, par value $0.01 per share, 20,000,000 shares authorized, zero issued and outstanding at June 30, 2016 and December 31, 2015	—	—
Additional paid-in capital	21,997	12,565
Accumulated other comprehensive loss	(28)	—
Retained earnings (deficit)	1,491	(1,366)
Total stockholders' equity	23,601	11,338
Non-controlling interest in Spark HoldCo, LLC	29,229	21,981
Total equity	52,830	33,319
Total liabilities and stockholders' equity	$168,062	$162,234

(1)	Prepaid assets includes prepaid assets—affiliates of $100 and $210 as of June 30, 2016 and December 31, 2015, respectively. See Note 11 "Transaction with Affiliates" for further discussion.

SPARK ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2016 AND 2015
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015 (1)	2016	2015 (1)
Revenues:
Retail revenues	$76,863	$70,310	$186,882	$170,184
Net asset optimization (expenses) revenues (2)	(676)	(67)	(150)	1,862
Total Revenues	76,187	70,243	186,732	172,046
Operating Expenses:
Retail cost of revenues (3)	37,845	45,948	106,644	115,033
General and administrative (4)	16,199	13,712	33,580	28,416
Depreciation and amortization	6,244	6,038	13,033	10,316
Total Operating Expenses	60,288	65,698	153,257	153,765
Operating income	15,899	4,545	33,475	18,281
Other (expense)/income:
Interest expense	(619)	(234)	(1,373)	(615)
Interest and other income	194	186	99	321
Total other expenses	(425)	(48)	(1,274)	(294)
Income before income tax expense	15,474	4,497	32,201	17,987
Income tax expense	4,736	458	5,723	1,019
Net income	$10,738	$4,039	$26,478	$16,968
Less: Net income attributable to non-controlling interests	8,397	3,878	19,964	14,398
Net income attributable to Spark Energy, Inc. stockholders	$2,341	$161	$6,514	$2,570
Other comprehensive loss, net of tax:
Currency translation loss	$(61)	$—	$(61)	$—
Other comprehensive loss	(61)	—	(61)	—
Comprehensive income	$10,677	$4,039	$26,417	$16,968
Less: Comprehensive income attributable to non-controlling interests	8,364	3,878	19,931	14,398
Comprehensive income attributable to Spark Energy, Inc. stockholders	$2,313	$161	$6,486	$2,570

Net income attributable to Spark Energy, Inc. per share of Class A common stock
Basic	$0.39	$0.05	$1.33	$0.85
Diluted	$0.30	$0.05	$1.25	$0.80

Weighted average shares of Class A common stock outstanding
Basic	6,043	3,062	4,899	3,031
Diluted	6,639	3,062	14,485	13,781

(1)	Financial information has been recast to include results attributable to the acquisition of Oasis Power Holdings LLC from an affiliate on May 12, 2015.

(2)
Net asset optimization (expenses) revenues includes asset optimization revenues—affiliates of $41 and $176 for the three months ended June 30, 2016 and 2015, respectively, and asset optimization revenues—affiliates cost of revenues of $376 and $3,114 for the three months ended June 30, 2016 and 2015, respectively and asset optimization revenues—affiliates of $154 and $665 for the six months ended June 30, 2016 and 2015, respectively, and asset optimization revenue—affiliates cost of revenues of $1,633 and $6,207 for the six months ended June 30, 2016 and 2015, respectively.

(3)	Retail cost of revenues includes retail cost of revenues—affiliates of less than $100 for each of the three and six months ended June 30, 2016 and 2015, respectively.

(4)
General and administrative includes general and administrative expense—affiliates of $4.0 million and $0 for the three months ended June 30, 2016, and 2015, respectively, and $8.4 million and $0 for the six months ended June 30, 2016 and 2015, respectively.

SPARK ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2016
(in thousands)
(unaudited)

	Issued Shares of Class A Common Stock	Issued Shares of Class B Common Stock	Issued Shares of Preferred Stock	Class A Common Stock	Class B Common Stock	Accumulated Other Comprehensive Income (Loss)	Additional Paid-in Capital	Retained Earnings (Deficit)	Total Stockholders' Equity	Non-controlling Interest	Total Equity
Balance at December 31, 2015	3,119	10,750	—	$31	$108	$—	$12,565	$(1,366)	$11,338	$21,981	$33,319
Stock based compensation	—	—	—	—	—	—	690	—	690	—	690
Restricted stock unit vesting	126	—	—	2	—	—	1,214	—	1,216	—	1,216
Excess tax benefit related to restricted stock vesting	—	—	—	—	—	—	141	—	141	—	141
Consolidated net income	—	—	—	—	—	—	—	6,514	6,514	19,964	26,478
Foreign currency translation adjustment for equity method investee	—	—	—	—	—	(28)	—	—	(28)	(33)	(61)
Beneficial conversion feature	—	—	—	—	—	—	63	—	63	—	63
Distributions paid to non-controlling unit holders	—	—	—	—	—	—	—	—	—	(9,967)	(9,967)
Dividends paid to Class A common stockholders	—	—	—	—	—	—	—	(3,657)	(3,657)	—	(3,657)
Proceeds from disgorgement of stockholder short-swing profits	—	—	—	—	—	—	580	—	580	—	580
Tax impact from tax receivable agreement upon exchange of units of Spark HoldCo, LLC to shares of Class A Common Stock	—	—	—	—	—	—	4,028	—	4,028	—	4,028
Exchange of shares of Class B common stock to shares of Class A common stock	3,225	(3,225)	—	32	(32)	—	2,716	—	2,716	(2,716)	—
Balance at June 30, 2016	6,470	7,525	—	$65	$76	$(28)	$21,997	$1,491	$23,601	$29,229	$52,830

SPARK ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2015
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2016	2015 (1)
Cash flows from operating activities:
Net income	$26,478	$16,968
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization expense	13,033	10,316
Deferred income taxes	1,556	277
Stock based compensation	2,441	1,159
Amortization of deferred financing costs	235	101
Change in fair value of CenStar Earnout	1,000	—
Bad debt expense	462	4,179
Loss on derivatives, net	4,339	6,179
Current period cash settlements on derivatives, net	(15,828)	(9,076)
Accretion of discount to convertible subordinated notes to affiliate	71	—
Interest paid in kind - subordinated convertible notes	155	—
Income on equity method investment in eREX Spark Marketing Joint Venture	(104)	—
Changes in assets and liabilities:
Decrease in restricted cash	—	707
Decrease in accounts receivable	16,797	19,608
Decrease in accounts receivable—affiliates	830	698
Decrease in inventory	1,837	5,087
Increase in customer acquisition costs	(5,104)	(11,900)
Decrease in prepaid and other current assets	1,881	5,610
Increase in intangible assets—customer relationships	—	(2,720)
Decrease in other assets	535	457
Decrease in accounts payable and accrued liabilities	(5,002)	(12,087)
Increase (decrease) in accounts payable—affiliates	28	(228)
Decrease in other current liabilities	(414)	(1,195)
(Decrease) increase in other non-current liabilities	(1,612)	1,553
Net cash provided by operating activities	43,614	35,693
Cash flows from investing activities:
Purchases of property and equipment	(1,449)	(892)
Investment in eREX Spark Marketing Joint Venture	(413)	—
Net cash used in investing activities	(1,862)	(892)
Cash flows from financing activities:
Borrowings on the Senior Credit Facility	—	6,000
Payments on the Senior Credit Facility	(25,152)	(30,000)
Contributions from NuDevco	—	129
Proceeds from disgorgement of stockholders short-swing profits	580	—
Restricted stock vesting	(909)	(270)
Excess tax benefit related to restricted stock vesting	141	—
Payment of dividends to Class A common stockholders	(3,657)	(2,210)
Payment of distributions to non-controlling unitholders	(9,967)	(7,794)
Net cash used in financing activities	(38,964)	(34,145)
Increase in cash and cash equivalents	2,788	656
Cash and cash equivalents—beginning of period	4,474	4,359
Cash and cash equivalents—end of period	$7,262	$5,015
Supplemental Disclosure of Cash Flow Information:
Non-cash items:
Liability due to tax receivable agreement	$(27,462)	$—
Tax benefit from tax receivable agreement	$31,490	$—
Construction in process accrual	$22	$179
Cash paid during the period for:
Interest	$944	$598
Taxes	$1,892	$150

(1)	Financial information has been recast to include results attributable to the acquisition of Oasis Power Holdings LLC from an affiliate on May 12, 2015.

SPARK ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2015
(in thousands, except per unit operating data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Retail Natural Gas Segment
Total Revenues	$18,631	$21,545	$67,243	$78,899
Retail Cost of Revenues	4,543	9,490	27,042	42,956
Less: Net Asset Optimization (Expenses) Revenues	(676)	(67)	(150)	1,862
Less: Net Gains on non-trading derivatives, net of cash settlements	3,301	2,628	4,732	6,275
Retail Gross Margin—Gas	$11,463	$9,494	$35,619	$27,806
Volume of Gas (MMBtu)	2,511,369	2,290,913	8,623,800	8,854,958
Retail Gross Margin—Gas ($/MMBtu)	$4.56	$4.14	$4.13	$3.14
Retail Electricity Segment
Total Revenues	$57,556	$48,698	$119,489	$93,147
Retail Cost of Revenues	33,302	36,458	79,602	72,077
Less: Net Gains (Losses) on non-trading derivatives, net of cash settlements	6,580	(2,943)	6,807	(3,675)
Retail Gross Margin—Electricity	$17,674	$15,183	$33,080	$24,745
Volume of Electricity (MWh)	565,452	426,402	1,152,130	799,253
Retail Gross Margin—Electricity ($/MWh)	$31.26	$35.61	$28.71	$30.96

Reconciliation of GAAP to Non-GAAP Measures

Adjusted EBITDA
We define "Adjusted EBITDA" as EBITDA less (i) customer acquisition costs incurred in the current period, (ii) net gain (loss) on derivative instruments, and (iii) net current period cash settlements on derivative instruments, plus (iv) non-cash compensation expense and (v) other non-cash operating items. EBITDA is defined as net income (loss) before provision for income taxes, interest expense and depreciation and amortization. We deduct all current period customer acquisition costs (representing spending for organic customer acquisitions) in the Adjusted EBITDA calculation because such costs reflect a cash outlay in the period in which they are incurred, even though we capitalize such costs and amortize them over two years in accordance with our accounting policies. The deduction of current period customer acquisition costs is consistent with how we manage our business, but the comparability of Adjusted EBITDA between periods may be affected by varying levels of customer acquisition costs. For example, our Adjusted EBITDA is lower in periods of customer growth reflecting larger customer acquisition spending. We do not deduct the cost of customer relationships (representing those customer acquisitions through acquisitions of business or portfolios of customers). We deduct our net gains (losses) on derivative instruments, excluding current period cash settlements, from the Adjusted EBITDA calculation in order to remove the non-cash impact of net gains and losses on derivative instruments. We also deduct non-cash compensation expense as a result of restricted stock units that are issued under our long-term incentive plan.
We believe that the presentation of Adjusted EBITDA provides information useful to investors in assessing our liquidity and financial condition and results of operations and that Adjusted EBITDA is also useful to investors as a financial indicator of a company's ability to incur and service debt, pay dividends and fund capital expenditures. Adjusted EBITDA is a supplemental financial measure that management and external users of our condensed consolidated financial statements, such as industry analysts, investors, commercial banks and rating agencies, use to assess the following:

•	our operating performance as compared to other publicly traded companies in the retail energy industry, without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate earnings sufficient to support our proposed cash dividends; and

•	our ability to fund capital expenditures (including customer acquisition costs) and incur and service debt.
Retail Gross Margin
We define retail gross margin as operating income  plus (i) depreciation and amortization expenses and (ii) general and administrative expenses, less (i) net asset optimization revenues, (ii) net gains (losses) on non-trading derivative instruments, and (iii) net current period cash settlements on non-trading derivative instruments. Retail gross margin is included as a supplemental disclosure because it is a primary performance measure used by our management to determine the performance of our retail natural gas and electricity business by removing the impacts of our asset optimization activities and net non-cash income (loss) impact of our economic hedging activities. We believe retail gross margin provides information useful to investors as an indicator of our retail energy business' operating performance.
The GAAP measures most directly comparable to Adjusted EBITDA are net income and net cash provided by operating activities. The GAAP measure most directly comparable to Retail Gross Margin is operating income. Our non-GAAP financial measures of Adjusted EBITDA and Retail Gross Margin should not be considered as alternatives to net income, net cash provided by operating activities, or operating income. Adjusted EBITDA and Retail Gross Margin are not presentations made in accordance with GAAP and have important limitations as analytical tools. You should not consider Adjusted EBITDA or Retail Gross Margin in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA and Retail Gross Margin exclude some, but not all, items that affect net income and net cash provided by operating activities, and are defined differently by different companies in our industry, our definition of Adjusted EBITDA and Retail Gross Margin may not be comparable to similarly titled measures of other companies.
Management compensates for the limitations of Adjusted EBITDA and Retail Gross Margin as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these data points into management's decision-making process.
The following tables present a reconciliation of Adjusted EBITDA to net income (loss) and net cash provided by operating activities for each of the periods indicated.

APPENDIX TABLES A-1 AND A-2
ADJUSTED EBITDA RECONCILIATIONS
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Reconciliation of Adjusted EBITDA to Net Income:
Net income	$10,738	$4,039	$26,478	$16,968
Depreciation and amortization	6,244	6,038	13,033	10,316
Interest expense	619	234	1,373	615
Income tax expense	4,736	458	5,723	1,019
EBITDA	22,337	10,769	46,607	28,918
Less:
Net, Gains (losses) on derivative instruments	5,410	(4,874)	(4,339)	(6,179)
Net, Cash settlements on derivative instruments	4,465	4,533	15,737	8,724
Customer acquisition costs	2,800	6,271	5,104	11,900
Plus:
Non-cash compensation expense	1,824	609	2,441	1,159
Adjusted EBITDA	$11,486	$5,448	$32,546	$15,632

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash provided by operating activities	$18,112	$16,447	$43,614	$35,693
Amortization of deferred financing costs	(118)	(51)	(235)	(101)
Bad debt expense	445	(1,232)	(462)	(4,179)
Interest expense	619	234	1,373	615
Income tax expense	4,736	458	5,723	1,019
Changes in operating working capital
Accounts receivable, prepaids, current assets	(15,901)	(19,120)	(19,508)	(23,903)
Inventory	1,647	2,434	(1,837)	(5,087)
Accounts payable and accrued liabilities	(416)	6,504	4,974	12,315
Other	2,362	(226)	(1,096)	(740)
Adjusted EBITDA	$11,486	$5,448	$32,546	$15,632
Cash Flow Data:
Cash flows provided by operating activities	$18,112	$16,447	$43,614	$35,693
Cash flows used in investing activities	(1,029)	(451)	(1,862)	(892)
Cash flows used in financing activities	(12,770)	(16,160)	(38,964)	(34,145)

The following table presents a reconciliation of Retail Gross Margin to operating income (loss) for each of the periods indicated.

APPENDIX TABLES A-3
RETAIL GROSS MARGIN RECONCILIATON
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Reconciliation of Retail Gross Margin to Operating Income:
Operating income	$15,899	$4,545	$33,475	$18,281
Depreciation and amortization	6,244	6,038	13,033	10,316
General and administrative	16,199	13,712	33,580	28,416
Less:
Net asset optimization (expenses) revenues	(676)	(67)	(150)	1,862
Net, Gains (losses) on non-trading derivative instruments	5,487	(4,808)	(4,133)	(6,008)
Net, Cash settlements on non-trading derivative instruments	4,394	4,493	15,672	8,608
Retail Gross Margin	$29,137	$24,677	$68,699	$52,551

Contact: Spark Energy, Inc.

Investors:
Andy Davis, 832-200-3727

Media:
Eric Melchor, 281-833-4151